EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cytec Industries Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-80710, 33-83576, 33-85666, 333-62287, 333-11121, 333-45577, 333-107221, 333-122195, 333-151634 and 333-151635) on Form S-8 and in the registration statements (No. 333-127507 and 333-160325) on Form S-3 of Cytec Industries Inc. of our reports dated February 24, 2010, with respect to the consolidated balance sheets of Cytec Industries Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Cytec Industries Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for fair value measurements for non-financial assets and non-financial liabilities in 2009, a change in the methods of accounting for the measurement date of pension and other postretirement plan benefits and for fair value measurements for financial assets and financial liabilities in 2008, and a change in the method of accounting for uncertainty in income taxes in 2007.

/s/ KPMG LLP

Short Hills, New Jersey

February 24, 2010